UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 80

to

SCHEDULE TO

(RULE 14d-100)

Tender Offer Statement Pursuant to Section 14(d)(1) or 13(e)(1) of

the Securities Exchange Act of 1934

PEOPLESOFT, INC.

(Name of Subject Company)

PEPPER ACQUISITION CORP.

ORACLE CORPORATION

(Names of Filing Persons—Offeror)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

712713106

(Cusip Number of Class of Securities)

Daniel Cooperman

Senior Vice President, General Counsel and Secretary

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Telephone: (650) 506-7000

(Name, Address and Telephone Number of Person Authorized to Receive Notices

and Communications on Behalf of Filing Persons)

Copies to:

William M. Kelly

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

Telephone: (650) 752-2000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$8,805,154,344	$857,534

*	Estimated for purposes of calculating the amount of filing fee only. Transaction value derived by multiplying 366,881,431 (the number of shares of common stock of the subject company outstanding as of August 3, 2004 (according to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission by the subject company on August 9, 2004) by $24.00 (the purchase price per share offered by Offeror).
**	The amount of the filing fee is calculated in accordance with Rule 0-11 of the Securities and Exchange Act of 1934, as amended, and (i) with respect to the fee paid on February 4, 2004, equals 0.00012670% of the transaction valuation based on Fee Rate Advisory #7 for Fiscal Year 2004 issued by the Securities and Exchange Commission on January 28, 2004, and (ii) with respect to fees paid prior to February 4, 2004, equals 0.00008090% of the transaction valuation based on Fee Rate Advisory #11 for Fiscal Year 2003 issued by the Securities and Exchange Commission on February 21, 2003.
☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$270,941	Filing Party:	Oracle Corporation
Form or Registration No.:	SC TO-T/A	Date Filed:	February 4, 2004

Amount Previously Paid:	$87,131	Filing Party:	Oracle Corporation
Form or Registration No.:	SC TO-T/A	Date Filed:	July 24, 2003

Amount Previously Paid:	$89,647	Filing Party:	Oracle Corporation
Form or Registration No.:	SC TO-T/A	Date Filed:	June 18, 2003

Amount Previously Paid:	$409,815	Filing Party:	Oracle Corporation
Form or Registration No.:	SC TO-T	Date Filed:	June 9, 2003
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	third-party tender offer subject to Rule 14d-1.
☐	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer.  ☐

Items 1 through 9, and Item 11.

This Amendment No. 80 to Tender Offer Statement on Schedule TO amends and supplements the statement originally filed on June 9, 2003, as amended, by Oracle Corporation, a Delaware corporation (“Parent”), and Pepper Acquisition Corp. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Parent. This Schedule TO relates to the offer by the Purchaser to purchase all outstanding shares of common stock, par value $0.01 per share, and the associated preferred stock purchase rights (together, the “Shares”), of PeopleSoft, Inc., a Delaware corporation (the “Company”), at $24.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase, dated November 3, 2004, as amended (the “Amended and Restated Offer to Purchase”), and in the related Amended and Restated Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The information set forth in the Amended and Restated Offer to Purchase and the related Amended and Restated Letter of Transmittal is incorporated herein by reference with respect to Items 1 through 9 and 11 of this Schedule TO.

Item 10.    Financial Statements.

Not applicable.

Item 11. Additional Information.

On November 21, 2004, Parent sent a letter to the Board of Directors of the Company. Parent requested that the Board of Directors immediately redeem the Company’s poison pill and exempt the Offer under Section 203 of the Delaware General Corporation Law. The letter is attached hereto as Exhibit (a)(5)(clxxxviii).

Item 12.    Exhibits.

(a)(1)(i)	Offer to Purchase dated June 9, 2003.*

(a)(1)(ii)	Form of Letter of Transmittal.*

(a)(1)(iii)	Form of Notice of Guaranteed Delivery.*

(a)(1)(iv)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(v)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(vi)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(a)(1)(vii)	Form of summary advertisement dated June 9, 2003.*

(a)(1)(viii)	Amended and Restated Offer to Purchase dated July 24, 2003.*

(a)(1)(ix)	Form of Amended and Restated Letter of Transmittal.*

(a)(1)(x)	Form of Amended and Restated Notice of Guaranteed Delivery.*

(a)(1)(xi)	Amended and Restated Offer to Purchase dated February 12, 2004.*

(a)(1)(xii)	Form of Amended and Restated Letter of Transmittal.*

(a)(1)(xiii)	Form of Amended and Restated Notice of Guaranteed Delivery.*

(a)(1)(xiv)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(xv)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(l)(xvi)	Amended and Restated Offer to Purchase dated November 3, 2004.*

(a)(l)(xvii)	Form of Amended and Restated Letter of Transmittal.*

(a)(l)(xviii)	Form of Amended and Restated Notice of Guaranteed Delivery.*

(a)(l)(xix)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(l)(xx)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(5)(i)	Text of press release issued by Parent, dated June 6, 2003.*

(a)(5)(ii)	Text of press release issued by Parent, dated June 9, 2003.*

(a)(5)(iii)	Text of information on Parent’s website, posted June 10, 2003.*

(a)(5)(iv)	Text of press release issued by Parent, dated June 10, 2003.*

(a)(5)(v)	Slide presentation by Parent, dated June 13, 2003.*

(a)(5)(vi)	Text of press release issued by Parent, dated June 13, 2003.*

(a)(5)(vii)	Complaint and Jury Demand filed in the District Court for the City and County of Denver, Colorado on June 12, 2003.*

(a)(5)(viii)	Complaint filed in the Superior Court of the State of California, County of San Mateo on June 12, 2003.*

(a)(5)(ix)	Advertisement placed by Parent on June 16, 2003.*

(a)(5)(x)	Text of press release issued by Parent, dated June 16, 2003.*

(a)(5)(xi)	Complaint filed in the Superior Court of the State of California, County of Alameda on June 13, 2003.*

(a)(5)(xii)	Advertisement placed by Parent on June 16, 2003.*

(a)(5)(xiii)	Text of press release issued by Parent, dated June 16, 2003.*

(a)(5)(xiv)	Text of information on Parent’s website, posted June 16, 2003.*

(a)(5)(xv)	Text of press release issued by Parent, dated June 18, 2003.*

(a)(5)(xvi)	Complaint filed in the Court of Chancery of the State of Delaware, New Castle County, on June 18, 2003.*

(a)(5)(xvii)	Transcript of Conference Call held by Parent on June 18, 2003.*

(a)(5)(xviii)	Investor presentation by Parent, dated June 18, 2003.*

(a)(5)(xix)	Complaint filed in the United States District Court for the District of Connecticut on June 18, 2003.*

(a)(5)(xx)	Advertisement placed by Parent on June 19, 2003.*

(a)(5)(xxi)	Email statement to press issued by Parent, dated June 18, 2003.*

(a)(5)(xxii)	Text of press release issued by Parent, dated June 20, 2003.*

(a)(5)(xxiii)	Advertisement placed by Parent on June 23, 2003.*

(a)(5)(xxiv)	Text of press release issued by Parent, dated June 24, 2003.*

(a)(5)(xxv)	Advertisement placed by Parent on June 27, 2003.*

(a)(5)(xxvi)	Text of email message to Parent employees dated June 26, 2003.*

(a)(5)(xxvii)	Email statement to press issued by Parent, dated June 29, 2003.*

(a)(5)(xxviii)	Text of press release issued by Parent, dated June 30, 2003.*

(a)(5)(xxix)	Text of information on Parent’s website, posted June 30, 2003.*

(a)(5)(xxx)	Letter to PeopleSoft customers, dated June 30, 2003.*

(a)(5)(xxxi)	Case study dated June 30, 2003.*

(a)(5)(xxxii)	Information regarding Parent customer support dated June 30, 2003.*

(a)(5)(xxxiii)	Text of press release issued by Parent, dated June 30, 2003.*

(a)(5)(xxxiv)	Text of press release issued by Parent, dated July 1, 2003.*

(a)(5)(xxxv)	Text of press release issued by Parent, dated July 2, 2003.*

(a)(5)(xxxvi)	Text of press release issued by Parent, dated July 3, 2003.*

(a)(5)(xxxvii)	Amended text of information on Parent’s internal website, posted July 9, 2003.*

(a)(5)(xxxviii)	Text of material prepared for presentation to analysts, dated July 9, 2003.*

(a)(5)(xxxix)	Transcript of portion of webcast presentation to analysts pertaining to the tender offer, dated July 9, 2003.*

(a)(5)(xxxx)	Text of e-mail message to PeopleSoft User Group, dated July 10, 2003.*

(a)(5)(xxxxi)	Advertisement placed by Parent on July 11, 2003.*

(a)(5)(xxxxii)	Text of press release issued by Parent, dated July 14, 2003.*

(a)(5)(xxxxiii)	Text of letter to partners, sent July 14, 2003.*

(a)(5)(xxxxiv)	Questions and answers for PeopleSoft customers, dated July 14, 2003.*

(a)(5)(xxxxv)	Text of press release issued by Parent, dated July 15, 2003.*

(a)(5)(xxxxvi)	Advertisement placed by Parent on July 15, 2003.*

(a)(5)(xxxxvii)	Transcript of “town hall” presentation to PeopleSoft customers, dated July 17, 2003.*

(a)(5)(xxxxviii)	Advertisement placed by Parent on July 2, 2003.*

(a)(5)(il)	Advertisement placed by Parent on June 30, 2003.*

(a)(5)(l)	Text of press release issued by Parent, dated July 17, 2003.*

(a)(5)(li)	Transcript of “Oracle Beat” presentation to Parent employees, dated July 17, 2003.*

(a)(5)(lii)	Text of press release issued by Parent, dated July 24, 2003.*

(a)(5)(liii)	Text of press release issued by Parent, dated August 8, 2003.*

(a)(5)(liv)	Transcript of portion of webcast comments pertaining to the tender offer, from CIBC World Markets Enterprise Software Conference on August 6, 2003.*

(a)(5)(lv)	Transcript of portion of webcast Q&A session pertaining to the tender offer, from CIBC World Markets Enterprise Software Conference on August 6, 2003.*

(a)(5)(lvi)	Text of portion of slide presentation pertaining to the tender offer, prepared for CIBC World Markets Enterprise Software Conference on August 6, 2003.*

(a)(5)(lvii)	Text of press release issued by Parent on August 12, 2003.*

(a)(5)(lviii)	Text of information on Parent’s website, posted August 15, 2003.*

(a)(5)(lix)	Text of letter to customers, sent August 22, 2003.*

(a)(5)(lx)	Notice of “town hall” meeting, sent August 22, 2003.*

(a)(5)(lxi)	Comments by Parent spokesman, provided August 26, 2003.*

(a)(5)(lxii)	Text of press release issued by Parent, dated August 27, 2003.*

(a)(5)(lxiii)	Transcript of “town hall” presentation to PeopleSoft customers, dated September 3, 2003.*

(a)(5)(lxiv)	Text of press release issued by Parent, dated September 4, 2003.*

(a)(5)(lxv)	Text of employee announcement on Parent’s internal website, dated September 10, 2003.*

(a)(5)(lxvi)	Stipulation and Order Dismissing Case Without Prejudice filed in the Superior Court of the State of California, County of San Mateo on August 15, 2003.*

(a)(5)(lxvii)	Order Granting Stipulation Dismissing Case Without Prejudice, issued by the District Court for the City and County of Denver, Colorado on August 18, 2003.*

(a)(5)(lxviii)	First Amended Complaint filed in the Superior Court of the State of California, County of Alameda on August 12, 2003.*

(a)(5)(lxix)	Demurrer filed in the Superior Court of the State of California, County of Alameda on September 11, 2003.*

(a)(5)(lxx)	Amended Complaint filed in the United States District Court for the District of Connecticut on August 4, 2003.*

(a)(5)(lxxi)	Defendant’s Motion to Dismiss and related documents filed in the United States District Court for the District of Connecticut on August 18, 2003.*

(a)(5)(lxxii)	Transcript of portion of earnings conference call pertaining to tender offer, held September 12, 2003.*

(a)(5)(lxxiii)	Text of press release issued by Parent on October 10, 2003.*

(a)(5)(lxxiv)	Transcript of portion of annual meeting pertaining to tender offer, held October 13, 2003.*

(a)(5)(lxxv)	Redacted slide presentation from annual meeting held October 13, 2003.*

(a)(5)(lxxvi)	Amended text of information on Parent’s internal website dated September 4, 2003.*

(a)(5)(lxxvii)	Order entered by the Superior Court of the State of California, County of Alameda on November 5, 2003.*

(a)(5)(lxxviii)	Text of email message to analysts, dated October 27, 2003.*

(a)(5)(lxxix)	Text of press release issued by Parent on November 7, 2003.*

(a)(5)(lxxx)	Motion to Expedite Proceedings (redacted) filed in the Court of Chancery of the State of Delaware, New Castle County on November 10, 2003.*

(a)(5)(lxxxi)	Notice of Motion, Motion for Preliminary Injunction and Proposed Order filed in the Court of Chancery of the State of Delaware, New Castle County on November 10, 2003.*

(a)(5)(lxxxii)	Notice of Motion, Motion for Leave to File Amended Complaint and Proposed Order filed in the Court of Chancery of the State of Delaware, New Castle County on November 10, 2003.*

(a)(5)(lxxxiii)	Amended Complaint for Declaratory and Injunctive Relief conditionally filed in the Court of Chancery of the State of Delaware, New Castle County on November 10, 2003.*

(a)(5)(lxxxiv)	Transcript of portion of presentation to Goldman Sachs Software Retreat pertaining to tender offer, held November 13, 2003.*

(a)(5)(lxxxv)	Text of email message to Parent employees dated November 17, 2003.*

(a)(5)(lxxxvi)	Text of press release issued by Parent on November 24, 2003.*

(a)(5)(lxxxvii)	Transcript of conference call held by Parent on November 24, 2003.*

(a)(5)(lxxxviii)	Text of information on Parent’s website, posted November 25, 2003.*

(a)(5)(1xxxix)	Notice of Motion, Revised Motion for Leave to File Amended Complaint and Proposed Order filed in the Court of Chancery of the State of Delaware, New Castle County on December 8, 2003.*

(a)(5)(1xxxx)	Amended Complaint for Declaratory and Injunctive Relief conditionally filed in the Court of Chancery of the State of Delaware, New Castle County on December 8, 2003.*

(a)(5)(lxxxxi)	Second Amended Complaint (Redacted) filed in the Superior Court of the State of California, County of Alameda on December 12, 2003.*

(a)(5)(lxxxxii)	Text of press release issued by Parent on December 19, 2003.*

(a)(5)(lxxxxiii)	Transcript of portion of presentation to Soundview Investor Bus Tour pertaining to tender offer, held January 7, 2004.*

(a)(5)(lxxxxiv)	Text of press release issued by Parent on January 23, 2004.*

(a)(5)(lxxxxv)	Text of press release issued by Parent on February 4, 2004.*

(a)(5)(lxxxxvi)	Text of communication to customers dated February 4, 2004.*

(a)(5)(lxxxxvii)	Text of information on Parent’s website, posted February 4, 2004.*

(a)(5)(lxxxxviii)	Form of summary advertisement dated February 5, 2004.*

(a)(5)(lxxxxix)	Demurrer filed in the Superior Court of the State of California, County of Alameda on January 20, 2004.*

(a)(5)(c)	Transcript of portion of Corporate Q&A at AppsWorld Financial Analyst Day pertaining to the tender offer, held January 28, 2004.*

(a)(5)(ci)	Text of press release issued by Parent on February 9, 2004.*

(a)(5)(cii)	Text of press release issued by Parent on February 10, 2004.*

(a)(5)(ciii)	Transcript of portion of comments to Merrill Lynch Computer Services and Software: CEO Conference 2004, held February 11, 2004.*

(a)(5)(civ)	Text of letter to PeopleSoft Stockholder dated February 17, 2004.*

(a)(5)(cv)	Text of letter to PeopleSoft Stockholder dated February 12, 2004; first distributed February 17, 2004.*

(a)(5)(cvi)	Investor Presentation by Parent, dated February 17, 2004.*

(a)(5)(cvii)	Text of press release issued by Parent on February 17, 2004.*

(a)(5)(cviii)	Text of information on Parent’s website, posted February 17, 2004.*

(a)(5)(cix)	Investor Presentation by Parent, dated February 25, 2004.*

(a)(5)(cx)	Text of Editorial in The Wall Street Journal, published February 23, 2004; redistributed by Parent on February 25, 2004.*

(a)(5)(cxi)	Order entered by the Superior Court of the State of California, County of Alameda on February 25, 2004.*

(a)(5)(cxii)	Order entered by the Superior Court of the State of California, County of Alameda on February 25, 2004.*

(a)(5)(cxiii)	Text of press release by Parent, dated February 26, 2004.*

(a)(5)(cxiv)	Text of press release by Parent, dated February 26, 2004.*

(a)(5)(cxv)	Complaint filed in the United States District Court for the Northern District of California, San Francisco Division on February 26, 2004.*

(a)(5)(cxvi)	Transcript of presentation to Quest User Group, held March 1, 2004.*

(a)(5)(cxvii)	Text of letter to J.D. Edwards customers, dated March 1, 2004.*

(a)(5)(cxviii)	Answer by Parent filed in the United States District Court for the Northern District of California, San Francisco Division on March 4, 2004.*

(a)(5)(cxix)	Text of email message to Parent employees dated March 5, 2004.*

(a)(5)(cxx)	Email statement to press issued by Parent, dated March 12, 2004.*

(a)(5)(cxxi)	Text of press release by Parent, dated April 15, 2004.*

(a)(5)(cxxii)	Transcript of portion of comments to JP Morgan Technology & Telecom Conference pertaining to the tender offer, held May 4, 2004.*

(a)(5)(cxxiii)	Text of press release issued by Parent on May 14, 2004.*

(a)(5)(cxxiv)	Transcript of portion of presentation to Merrill Lynch European Roadshow Conference pertaining to the tender offer, held April 27, 2004.*

(a)(5)(cxxv)	Text of information on Parent’s website, revised June 7, 2004.*

(a)(5)(cxxvi)	Text of information on Parent’s website, revised June 4, 2004.*

(a)(5)(cxxvii)	Text of information on Parent’s website, revised June 4, 2004.*

(a)(5)(cxxviii)	Text of information on Parent’s website, revised June 4, 2004.*

(a)(5)(cxxix)	Answer filed in the United States District Court for the Northern District of California, San Francisco Division on March 4, 2004.*

(a)(5)(cxxx)	Trial Memorandum filed in the United States District Court for the Northern District of California, San Francisco Division on June 1, 2004.*

(a)(5)(cxxxi)	List of witnesses intended to be called at trial, delivered March 22, 2004.*

(a)(5)(cxxxii)	Slides displayed during Parent’s opening statement at trial, June 7, 2004.*

(a)(5)(cxxxiii)	Text of press release by Parent, dated July 12, 2004.*

(a)(5)(cxxxiv)	Conclusions of Law filed by Parent in the United States District Court for the Northern District of California, San Francisco Division on July 8, 2004.*

(a)(5)(cxxxv)	Finding of Fact (Redacted) filed by Parent in the United States District Court for the Northern District of California, San Francisco Division on July 8, 2004.*

(a)(5)(cxxxvi)	Corrected Post-Trial Brief filed by Parent in the United States District Court for the Northern District of California, San Francisco Division on July 12, 2004.*

(a)(5)(cxxxvii)	Transcript of portion of Parent’s Financial Analyst Day presentation pertaining to tender offer, held July 14, 2004.*

(a)(5)(cxxxviii)	Slide presentation from Parent’s Financial Analyst Day, held July 14, 2004.*

(a)(5)(cxxxix)	Slides displayed during Parent’s closing statement at trial, July 20, 2004.*

(a)(5)(cxxxx)	Transcript of portion of Goldman Sachs Investor Dinner pertaining to tender offer, held July 26, 2004.*

(a)(5)(cxxxxi)	Transcript of portion of CIBC World Markets Annual Enterprise Software Conference presentation pertaining to tender offer, held August 12, 2004.*

(a)(5)(cxxxxii)	Text of press release issued by Parent on August 26, 2004.*

(a)(5)(cxliii)	Text of press release issued by Parent on September 9, 2004.*

(a)(5)(cxliv)	Text of press release issued by Parent on September 9, 2004.*

(a)(5)(cxlv)	Text of press release issued by Parent on September 9, 2004.*

(a)(5)(cxlvi)	Findings of Fact, Conclusions of Law and Order entered by the United States District Court for the Northern District of California, San Francisco Division on September 9, 2004.*

(a)(5)(cxlvii)	Text of information on Parent’s website, posted September 9, 2004.*

(a)(5)(cxlviii)	Text of letter to PeopleSoft Board of Directors, delivered September 9, 2004.*

(a)(5)(cxlix)	Partner Benefits Statement posted on Parent’s website September 9, 2004.*

(a)(5)(cl)	Oracle Acquisition Success Story posted on Parent’s website September 9, 2004.*

(a)(5)(cli)	Letter to PeopleSoft Customers posted on Parent’s website September 9, 2004.*

(a)(5)(clii)	Oracle Support Statement posted on Parent’s website September 9, 2004.*

(a)(5)(cliii)	PeopleSoft Customer Commitment posted on Parent’s website September 9, 2004.*

(a)(5)(cliv)	PeopleSoft Frequently Asked Questions posted on Parent’s website September 9, 2004.*

(a)(5)(clv)	Case Study posted on Parent’s website September 9, 2004.*

(a)(5)(clvi)	Text of email to Parent employees, sent September 9, 2004.*

(a)(5)(clvii)	Text of information on Parent’s website, posted September 9, 2004.*

(a)(5)(clviii)	Text of information on Parent’s website, posted September 9, 2004.*

(a)(5)(clix)	Text of email to Parent employees, sent September 9, 2004.*

(a)(5)(clx)	Text of email to customers, sent September 10, 2004.*

(a)(5)(clxi)	Text of email to partners, sent September 10, 2004.*

(a)(5)(clxii)	Text of press release issued by Parent, dated September 21, 2004.*

(a)(5)(clxiii)	Transcript of portion of Banc of America 34th Annual Investment Conference presentation pertaining to tender offer, held September 21, 2004.*

(a)(5)(clxiv)	Text of press release issued by Parent, dated September 23, 2004.*

(a)(5)(clxv)	Text of press release issued by Parent, dated October 1, 2004.*

(a)(5)(clxvi)	Text of press release issued by Parent, dated October 7, 2004.*

(a)(5)(clxvii)	Text of press release issued by Parent, dated October 21, 2004.*

(a)(5)(clxviii)	Text of press release issued by Parent, dated November 1, 2004.*

(a)(5)(clxix)	Letter to PeopleSoft Board of Directors, dated October 31, 2004.*

(a)(5)(clxx)	Text of press release issued by Parent, dated November 1, 2004.*

(a)(5)(clxxi)	Transcript of conference call held by Parent on November 1, 2004.*

(a)(5)(clxxii)	Investor presentation by Parent, posted November 9, 2004.*

(a)(5)(clxxiii)	Presentation slides from Goldman Sachs Software Retreat, dated November 9, 2004.*

(a)(5)(clxxiv)	Transcript of portion of presentation to Goldman Sachs Software Retreat, dated November 9, 2004.*

(a)(5)(clxxv)	Transcript of portion of presentation to Morgan Stanley Software, Services, Internet & Networking Conference, dated November 1, 2004.*

(a)(5)(clxxvi)	Transcript of portion of Oracle Annual Meeting, held October 29, 2004.*

(a)(5)(clxxvii)	Text of press release issued by Parent, dated November 10, 2004.*

(a)(5)(clxxviii)	Revised investor presentation by Parent, posted November 12, 2004.*

(a)(5)(clxxix)	Text of information on Parent’s website, posted November 15, 2004.*

(a)(5)(clxxx)	Text of press release issued by Parent, dated November 16, 2004.*

(a)(5)(clxxxi)	Transcript of conference call held by Glass, Lewis & Co., November 15, 2004.*

(a)(5)(clxxxii)	Advertisement placed by Parent on November 16, 2004.*

(a)(5)(clxxxiii)	Revised information posted on Parent’s website, posted November 17, 2004.*

(a)(5)(clxxxiv)	Text of press release issued by Parent, dated November 18, 2004.*

(a)(5)(clxxxv)	Text of press release issued by Parent, dated November 19, 2004.*

(a)(5)(clxxxvi)	Text of press release issued by Parent, dated November 19, 2004.*

(a)(5)(clxxxvii)	Letter to PeopleSoft Board of Directors, dated November 19, 2004.*

(a)(5)(clxxxviii)	Letter to PeopleSoft Board of Directors, dated November 21, 2004.

(b)(1)	Commitment letter described in Section 10, “Source and Amount of Funds” of the Offer to Purchase (the “Commitment Letter”).*

(b)(2)	Side Letter to the Commitment Letter.*

(b)(3)	364-Day Revolving Credit Agreement described in Section 10, “Source and Amount of Funds” of the Offer to Purchase.*

(b)(4)	Corrected Schedule 2 to 364-Day Revolving Credit Agreement.*

(c)	Not applicable.

(d)	Not applicable.

(e)	Not applicable.

(f)	Not applicable.

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 24, 2004

ORACLE CORPORATION
By:	/s/ SAFRA CATZ
	Name:	Safra Catz
	Title:	President

PEPPER ACQUISITION CORP.

By:	/s/ SAFRA CATZ
	Name:	Safra Catz
	Title:	President

EXHIBIT INDEX

Index No.

(a)(1)(i)	Offer to Purchase dated June 9, 2003.*

(a)(1)(ii)	Form of Letter of Transmittal.*

(a)(1)(iii)	Form of Notice of Guaranteed Delivery.*

(a)(1)(iv)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(v)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(vi)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(a)(1)(vii)	Form of summary advertisement dated June 9, 2003.*

(a)(1)(viii)	Amended and Restated Offer to Purchase dated July 24, 2003.*

(a)(1)(ix)	Form of Amended and Restated Letter of Transmittal.*

(a)(1)(x)	Form of Amended and Restated Notice of Guaranteed Delivery.*

(a)(1)(xi)	Amended and Restated Offer to Purchase dated February 12, 2004.*

(a)(1)(xii)	Form of Amended and Restated Letter of Transmittal.*

(a)(1)(xiii)	Form of Amended and Restated Notice of Guaranteed Delivery.*

(a)(1)(xiv)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(xv)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(l)(xvi)	Amended and Restated Offer to Purchase dated November 3, 2004.*

(a)(l)(xvii)	Form of Amended and Restated Letter of Transmittal.*

(a)(l)(xviii)	Form of Amended and Restated Notice of Guaranteed Delivery.*

(a)(l)(xix)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(l)(xx)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(5)(i)	Text of press release issued by Parent, dated June 6, 2003.*

(a)(5)(ii)	Text of press release issued by Parent, dated June 9, 2003.*

(a)(5)(iii)	Text of information on Parent’s website, posted June 10, 2003.*

(a)(5)(iv)	Text of press release issued by Parent, dated June 10, 2003.*

(a)(5)(v)	Slide presentation by Parent, dated June 13, 2003.*

(a)(5)(vi)	Text of press release issued by Parent, dated June 13, 2003.*

(a)(5)(vii)	Complaint and Jury Demand filed in the District Court for the City and County of Denver, Colorado on June 12, 2003.*

(a)(5)(viii)	Complaint filed in the Superior Court of the State of California, County of San Mateo on June 12, 2003.*

(a)(5)(ix)	Advertisement placed by Parent on June 16, 2003.*

(a)(5)(x)	Text of press release issued by Parent, dated June 16, 2003.*

(a)(5)(xi)	Complaint filed in the Superior Court of the State of California, County of Alameda on June 13, 2003.*

(a)(5)(xii)	Advertisement placed by Parent on June 16, 2003.*

(a)(5)(xiii)	Text of press release issued by Parent, dated June 16, 2003.*

(a)(5)(xiv)	Text of information on Parent’s website, posted June 16, 2003.*

Index No.

(a)(5)(xv)	Text of press release issued by Parent, dated June 18, 2003.*

(a)(5)(xvi)	Complaint filed in the Court of Chancery of the State of Delaware, New Castle County, on June 18, 2003.*

(a)(5)(xvii)	Transcript of Conference Call held by Parent on June 18, 2003.*

(a)(5)(xviii)	Investor presentation by Parent, dated June 18, 2003.*

(a)(5)(xix)	Complaint filed in the United States District Court for the District of Connecticut on June 18, 2003.*

(a)(5)(xx)	Advertisement placed by Parent on June 19, 2003.*

(a)(5)(xxi)	Email statement to press issued by Parent, dated June 18, 2003.*

(a)(5)(xxii)	Text of press release issued by Parent, dated June 20, 2003.*

(a)(5)(xxiii)	Advertisement placed by Parent on June 23, 2003.*

(a)(5)(xxiv)	Text of press release issued by Parent, dated June 24, 2003.*

(a)(5)(xxv)	Advertisement placed by Parent on June 27, 2003.*

(a)(5)(xxvi)	Text of email message to Parent employees dated June 26, 2003.*

(a)(5)(xxvii)	Email statement to press issued by Parent, dated June 29, 2003.*

(a)(5)(xxviii)	Text of press release issued by Parent, dated June 30, 2003.*

(a)(5)(xxix)	Text of information on Parent’s website, posted June 30, 2003.*

(a)(5)(xxx)	Letter to PeopleSoft customers, dated June 30, 2003.*

(a)(5)(xxxi)	Case study dated June 30, 2003.*

(a)(5)(xxxii)	Information regarding Parent customer support dated June 30, 2003.*

(a)(5)(xxxiii)	Text of press release issued by Parent, dated June 30, 2003.*

(a)(5)(xxxiv)	Text of press release issued by Parent, dated July 1, 2003.*

(a)(5)(xxxv)	Text of press release issued by Parent, dated July 2, 2003.*

(a)(5)(xxxvi)	Text of press release issued by Parent, dated July 3, 2003.*

(a)(5)(xxxvii)	Amended text of information on Parent’s internal website, posted July 9, 2003.*

(a)(5)(xxxviii)	Text of material prepared for presentation to analysts, dated July 9, 2003.*

(a)(5)(xxxix)	Transcript of portion of webcast presentation to analysts pertaining to the tender offer, dated July 9, 2003.*

(a)(5)(xxxx)	Text of e-mail message to PeopleSoft User Group, dated July 10, 2003.*

(a)(5)(xxxxi)	Advertisement placed by Parent on July 11, 2003.*

(a)(5)(xxxxii)	Text of press release issued by Parent, dated July 14, 2003.*

(a)(5)(xxxxiii)	Text of letter to partners, sent July 14, 2003.*

(a)(5)(xxxxiv)	Questions and answers for PeopleSoft customers, dated July 14, 2003.*

(a)(5)(xxxxv)	Text of press release issued by Parent, dated July 15, 2003.*

(a)(5)(xxxxvi)	Advertisement placed by Parent on July 15, 2003.*

(a)(5)(xxxxvii)	Transcript of “town hall” presentation to PeopleSoft customers, dated July 17, 2003.*

(a)(5)(xxxxviii)	Advertisement placed by Parent on July 2, 2003.*

(a)(5)(il)	Advertisement placed by Parent on June 30, 2003.*

(a)(5)(l)	Text of press release issued by Parent, dated July 17, 2003.*

(a)(5)(li)	Transcript of “Oracle Beat” presentation to Parent employees, dated July 17, 2003.*

(a)(5)(lii)	Text of press release issued by Parent, dated July 24, 2003.*

Index No.

(a)(5)(liii)	Text of press release issued by Parent, dated August 8, 2003.*

(a)(5)(liv)	Transcript of portion of webcast comments pertaining to the tender offer, from CIBC World Markets Enterprise Software Conference on August 6, 2003.*

(a)(5)(lv)	Transcript of portion of webcast Q&A session pertaining to the tender offer, from CIBC World Markets Enterprise Software Conference on August 6, 2003.*

(a)(5)(lvi)	Text of portion of slide presentation pertaining to the tender offer, prepared for CIBC World Markets Enterprise Software Conference on August 6, 2003.*

(a)(5)(lvii)	Text of press release issued by Parent on August 12, 2003.*

(a)(5)(lviii)	Text of information on Parent’s website, posted August 15, 2003.*

(a)(5)(lix)	Text of letter to customers, sent August 22, 2003.*

(a)(5)(lx)	Notice of “town hall” meeting, sent August 22, 2003.*

(a)(5)(lxi)	Comments by Parent spokesman, provided August 26, 2003.*

(a)(5)(lxii)	Text of press release issued by Parent, dated August 27, 2003.*

(a)(5)(lxiii)	Transcript of “town hall” presentation to PeopleSoft customers, dated September 3, 2003.*

(a)(5)(lxiv)	Text of press release issued by Parent, dated September 4, 2003.*

(a)(5)(lxv)	Text of employee announcement on Parent’s internal website, dated September 10, 2003.*

(a)(5)(lxvi)	Stipulation and Order Dismissing Case Without Prejudice filed in the Superior Court of the State of California, County of San Mateo on August 15, 2003.*

(a)(5)(lxvii)	Order Granting Stipulation Dismissing Case Without Prejudice, issued by the District Court for the City and County of Denver, Colorado on August 18, 2003.*

(a)(5)(lxviii)	First Amended Complaint filed in the Superior Court of the State of California, County of Alameda on August 12, 2003.*

(a)(5)(lxix)	Demurrer filed in the Superior Court of the State of California, County of Alameda on September 11, 2003.*

(a)(5)(lxx)	Amended Complaint filed in the United States District Court for the District of Connecticut on August 4, 2003.*

(a)(5)(lxxi)	Defendant’s Motion to Dismiss and related documents filed in the United States District Court for the District of Connecticut on August 18, 2003.*

(a)(5)(lxxii)	Transcript of portion of earnings conference call pertaining to tender offer, held September 12, 2003.*

(a)(5)(lxxiii)	Text of press release issued by Parent on October 10, 2003.*

(a)(5)(lxxiv)	Transcript of portion of annual meeting pertaining to tender offer, held October 13, 2003.*

(a)(5)(lxxv)	Redacted slide presentation from annual meeting held October 13, 2003.*

(a)(5)(lxxvi)	Amended text of information on Parent’s internal website dated September 4, 2003.*

(a)(5)(lxxvii)	Order entered by the Superior Court of the State of California, County of Alameda on November 5, 2003.*

(a)(5)(lxxviii)	Text of email message to analysts, dated October 27, 2003.*

(a)(5)(lxxix)	Text of press release issued by Parent on November 7, 2003.*

(a)(5)(lxxx)	Motion to Expedite Proceedings (redacted) filed in the Court of Chancery of the State of Delaware, New Castle County on November 10, 2003.*

(a)(5)(lxxxi)	Notice of Motion, Motion for Preliminary Injunction and Proposed Order filed in the Court of Chancery of the State of Delaware, New Castle County on November 10, 2003.*

(a)(5)(lxxxii)	Notice of Motion, Motion for Leave to File Amended Complaint and Proposed Order filed in the Court of Chancery of the State of Delaware, New Castle County on November 10, 2003.*

Index No.

(a)(5)(lxxxiii)	Amended Complaint for Declaratory and Injunctive Relief conditionally filed in the Court of Chancery of the State of Delaware, New Castle County on November 10, 2003.*

(a)(5)(lxxxiv)	Transcript of portion of presentation to Goldman Sachs Software Retreat pertaining to tender offer, held November 13, 2003.*

(a)(5)(lxxxv)	Text of email message to present employees, dated November 17, 2003.*

(a)(5)(lxxxvi)	Text of press release issued by Parent on November 24, 2003.*

(a)(5)(lxxxvii)	Transcript of conference call held by Parent on November 24, 2003.*

(a)(5)(lxxxviii)	Text of information on Parent’s website, posted November 25, 2003.*

(a)(5)(1xxxix)	Notice of Motion, Revised Motion for Leave to File Amended Complaint and Proposed Order filed in the Court of Chancery of the State of Delaware, New Castle County on December 8, 2003.*

(a)(5)(1xxxx)	Amended Complaint for Declaratory and Injunctive Relief conditionally filed in the Court of Chancery of the State of Delaware, New Castle County on December 8, 2003.*

(a)(5)(lxxxxi)	Second Amended Complaint (Redacted) filed in the Superior Court of the State of California, County of Alameda on December 12, 2003.*

(a)(5)(lxxxxii)	Text of press release issued by Parent on December 19, 2003.*

(a)(5)(lxxxxiii)	Transcript of portion of presentation to Soundview Investor Bus Tour pertaining to tender offer, held January 7, 2004.*

(a)(5)(lxxxxiv)	Text of press release issued by Parent on January 23, 2004.*

(a)(5)(lxxxxv)	Text of press release issued by Parent on February 4, 2004.*

(a)(5)(lxxxxvi)	Text of communication to customers dated February 4, 2004*

(a)(5)(lxxxxvii)	Text of information on Parent’s website, posted February 4, 2004*

(a)(5)(lxxxxviii)	Form of summary advertisement dated February 5, 2004.*

(a)(5)(lxxxxix)	Demurrer filed in the Superior Court of the State of California, County of Alameda on January 20, 2004.*

(a)(5)(c)	Transcript of portion of Corporate Q&A at AppsWorld Financial Analyst Day pertaining to the tender offer, held January 28, 2004.*

(a)(5)(ci)	Text of press release issued by Parent on February 9, 2004.*

(a)(5)(cii)	Text of press release issued by Parent on February 10, 2004.*

(a)(5)(ciii)	Transcript of portion of comments to Merrill Lynch Computer Services and Software: CEO Conference 2004, held February 11, 2004.*

(a)(5)(civ)	Text of letter to PeopleSoft Stockholder dated February 17, 2004.*

(a)(5)(cv)	Text of letter to PeopleSoft Stockholder dated February 12, 2004; first distributed February 17, 2004.*

(a)(5)(cvi)	Investor Presentation by Parent, dated February 17, 2004.*

(a)(5)(cvii)	Text of press release issued by Parent on February 17, 2004.*

(a)(5)(cviii)	Text of information on Parent’s website, posted February 17, 2004.*

(a)(5)(cix)	Investor Presentation by Parent, dated February 25, 2004.*

(a)(5)(cx)	Text of Editorial in The Wall Street Journal, published February 23, 2004; redistributed by Parent on February 25, 2004.*

(a)(5)(cxi)	Order entered by the Superior Court of the State of California, County of Alameda on February 25, 2004.*

(a)(5)(cxii)	Order entered by the Superior Court of the State of California, County of Alameda on February 25, 2004.*

Index No.

(a)(5)(cxiii)	Text of press release by Parent, dated February 26, 2004.*

(a)(5)(cxiv)	Text of press release by Parent, dated February 26, 2004.*

(a)(5)(cxv)	Complaint filed in the United States District Court for the Northern District of California, San Francisco Division on February 26, 2004.*

(a)(5)(cxvi)	Transcript of presentation to Quest User Group, held March 1, 2004.*

(a)(5)(cxvii)	Text of letter to J.D. Edwards customers, dated March 1, 2004.*

(a)(5)(cxvii)	Text of letter to J.D. Edwards customers, dated March 1, 2004.*

(a)(5)(cxviii)	Answer by Parent filed in the United States District Court for the Northern District of California, San Francisco Division on March 4, 2004.*

(a)(5)(cxix)	Text of email message to Parent employees dated March 5, 2004.*

(a)(5)(cxx)	Email statement to press issued by Parent, dated March 12, 2004.*

(a)(5)(cxxi)	Text of press release by Parent, dated April 15, 2004.*

(a)(5)(cxxii)	Transcript of portion of comments to JP Morgan Technology & Telecom Conference pertaining to the tender offer, held May 4, 2004.*

(a)(5)(cxxiii)	Text of press release issued by Parent on May 14, 2004.*

(a)(5)(cxxiv)	Transcript of portion of presentation to Merrill Lynch European Roadshow Conference pertaining to the tender offer, held April 27, 2004.*

(a)(5)(cxxv)	Text of information on Parent’s website, revised June 7, 2004.*

(a)(5)(cxxvi)	Text of information on Parent’s website, revised June 4, 2004.*

(a)(5)(cxxvii)	Text of information on Parent’s website, revised June 4, 2004.*

(a)(5)(cxxviii)	Text of information on Parent’s website, revised June 4, 2004.*

(a)(5)(cxxix)	Answer filed in the United States District Court for the Northern District of California, San Francisco Division on March 4, 2004.*

(a)(5)(cxxx)	Trial Memorandum filed in the United States District Court for the Northern District of California, San Francisco Division on June 1, 2004.*

(a)(5)(cxxxi)	List of witnesses intended to be called at trial, delivered March 22, 2004.*

(a)(5)(cxxxii)	Slides displayed during Parent’s opening statement at trial, June 7, 2004.*

(a)(5)(cxxxiii)	Text of press release by Parent, dated July 12, 2004.*

(a)(5)(cxxxiv)	Conclusions of Law filed by Parent in the United States District Court for the Northern District of California, San Francisco Division on July 8, 2004.*

(a)(5)(cxxxv)	Finding of Fact (Redacted) filed by Parent in the United States District Court for the Northern District of California, San Francisco Division on July 8, 2004.*

(a)(5)(cxxxvi)	Corrected Post-Trial Brief filed by Parent in the United States District Court for the Northern District of California, San Francisco Division on July 12, 2004.*

(a)(5)(cxxxvii)	Transcript of portion of Parent’s Financial Analyst Day presentation pertaining to tender offer, held July 14, 2004.*

(a)(5)(cxxxviii)	Slide presentation from Parent’s Financial Analyst Day, held July 14, 2004.*

(a)(5)(cxxxix)	Slides displayed during Parent’s closing statement at trial, July 20, 2004.*

(a)(5)(cxxxx)	Transcript of portion of Goldman Sachs Investor Dinner pertaining to tender offer, held July 26, 2004.*

(a)(5)(cxxxxi)	Transcript of portion of CIBC World Markets Annual Enterprise Software Conference presentation pertaining to tender offer, held August 12, 2004.*

(a)(5)(cxxxxii)	Text of press release issued by Parent on August 26, 2004.*

(a)(5)(cxliii)	Text of press release issued by Parent on September 9, 2004.*

Index No.

(a)(5)(cxliv)	Text of press release issued by Parent on September 9, 2004.*

(a)(5)(cxlv)	Text of press release issued by Parent on September 9, 2004.*

(a)(5)(cxlvi)	Findings of Fact, Conclusions of Law and Order entered by the United States District Court for the Northern District of California, San Francisco Division on September 9, 2004.*

(a)(5)(cxlvii)	Text of information on Parent’s website, posted September 9, 2004.*

(a)(5)(cxlviii)	Text of letter to PeopleSoft Board of Directors, delivered September 9, 2004.*

(a)(5)(cxlix)	Partner Benefits Statement posted on Parent’s website September 9, 2004.*

(a)(5)(cl)	Oracle Acquisition Success Story posted on Parent’s website September 9, 2004.*

(a)(5)(cli)	Letter to PeopleSoft Customers posted on Parent’s website September 9, 2004.*

(a)(5)(clii)	Oracle Support Statement posted on Parent’s website September 9, 2004.*

(a)(5)(cliii)	PeopleSoft Customer Commitment posted on Parent’s website September 9, 2004.*

(a)(5)(cliv)	PeopleSoft Frequently Asked Questions posted on Parent’s website September 9, 2004.*

(a)(5)(clv)	Case Study posted on Parent’s website September 9, 2004.*

(a)(5)(clvi)	Text of email to Parent employees, sent September 9, 2004.*

(a)(5)(clvii)	Text of information on Parent’s website, posted September 9, 2004.*

(a)(5)(clviii)	Text of information on Parent’s website, posted September 9, 2004.*

(a)(5)(clix)	Text of email to Parent employees, sent September 9, 2004.*

(a)(5)(clx)	Text of email to customers, sent September 10, 2004.*

(a)(5)(clxi)	Text of email to partners, sent September 10, 2004.*

(a)(5)(clxii)	Text of press release issued by Parent, dated September 21, 2004.*

(a)(5)(clxiii)	Transcript of portion of Banc of America 34th Annual Investment Conference presentation pertaining to tender offer, held September 21, 2004.*

(a)(5)(clxiv)	Text of press release issued by Parent, dated September 23, 2004.*

(a)(5)(clxv)	Text of press release issued by Parent, dated October 1, 2004.*

(a)(5)(clxvi)	Text of press release issued by Parent, dated October 7, 2004.*

(a)(5)(clxvii)	Text of press release issued by Parent, dated October 21, 2004.*

(a)(5)(clxviii)	Text of press release issued by Parent, dated November 1, 2004.*

(a)(5)(clxix)	Letter to PeopleSoft Board of Directors, dated October 31, 2004.*

(a)(5)(clxx)	Text of press release issued by Parent, dated November 1, 2004.*

(a)(5)(clxxi)	Transcript of conference call held by Parent on November 1, 2004.*

(a)(5)(clxxii)	Investor presentation by Parent, posted November 9, 2004.*

(a)(5)(clxxiii)	Presentation slides from Goldman Sachs Software Retreat, dated November 9, 2004.*

(a)(5)(clxxiv)	Transcript of portion of presentation to Goldman Sachs Software Retreat, dated November 9, 2004.*

(a)(5)(clxxv)	Transcript of portion of presentation to Morgan Stanley Software, Services, Internet & Networking Conference, dated November 1, 2004.*

(a)(5)(clxxvi)	Transcript of portion of Oracle Annual Meeting, held October 29, 2004.*

(a)(5)(clxxvii)	Text of press release issued by Parent, dated November 10, 2004.*

(a)(5)(clxxviii)	Revised investor presentation by Parent, posted November 12, 2004.*

(a)(5)(clxxix)	Text of information on Parent’s website, posted November 15, 2004.*

(a)(5)(clxxx)	Text of press release issued by Parent, dated November 16, 2004.*

Index No.

(a)(5)(clxxxi)	Transcript of conference call held by Glass, Lewis & Co., November 15, 2004.*

(a)(5)(clxxxii)	Advertisement placed by Parent on November 16, 2004.*

(a)(5)(clxxxiii)	Revised information posted on Parent’s website, posted November 17, 2004.*

(a)(5)(clxxxiv)	Text of press release issued by Parent, dated November 18, 2004.*

(a)(5)(clxxxv)	Text of press release issued by Parent, dated November 19, 2004.*

(a)(5)(clxxxvi)	Text of press release issued by Parent, dated November 19, 2004.*

(a)(5)(clxxxvii)	Letter to PeopleSoft Board of Directors, dated November 19, 2004.*

(a)(5)(clxxxviii)	Letter to PeopleSoft Board of Directors, dated November 21, 2004.

(b)(1)	Commitment letter described in Section 10, “Source and Amount of Funds” of the Offer to Purchase (the “Commitment Letter”).*

(b)(2)	Side Letter to the Commitment Letter.*

(b)(3)	364-Day Revolving Credit Agreement described in Section 10, “Source and Amount of Funds” of the Offer to Purchase.*

(b)(4)	Corrected Schedule 2 to 364-Day Revolving Credit Agreement.*

(c)	Not applicable.

(d)	Not applicable.

(e)	Not applicable.

(f)	Not applicable.

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed